UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 16, 2021

Chesapeake Utilities Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-11590	51-0064146
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

909 Silver Lake Boulevard, Dover, Delaware		19904
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 302. 734.6799

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock - par value per share $0.4867	CPK	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2) of this chapter.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 below with respect to that certain Private Shelf Agreement, dated March 2, 2017, and as amended on May 14, 2020 (the “Shelf Agreement”), by and among Metropolitan Life Insurance Company and MetLife Investment Management, LLC, and each of their affiliates (collectively, “MetLife”) which may become party to the Shelf Agreement, and Chesapeake Utilities Corporation (“Chesapeake Utilities” or the “Company”), is incorporated herein in its entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 16, 2021, the Company agreed to issue and MetLife agreed to purchase, 2.95% Senior Notes due March 15, 2042 in the aggregate principal amount of $50 million (the “Notes”). The Company expects to issue the Notes on or before March 15, 2022. The Company anticipates using the proceeds received from the issuances of the Notes to reduce short-term borrowings under the Company’s revolving credit facility and/or to fund capital expenditures. The following is a summary of the material terms to which the Notes will be subject.

(a)    Principal Payments and Maturity Dates: The Notes require annual principal payments of $5.0 million commencing on March 15, 2033. The entire outstanding principal balance of the Notes are due and payable on March 15, 2042. (b) Interest: The Notes will bear interest at the rate of 2.95% per annum. Interest payments are due quarterly on March 15, June 15, September 15, and December 15 of each year, commencing on June 15, 2022. All accrued but unpaid interest due under the Notes is payable on March 15, 2042.

(c)    Optional Prepayment, Acceleration and Events of Default: The Company may be required to prepay the entire outstanding principal balance of the Notes, and all accrued but unpaid interest thereon, if (i) the aggregate net book value of all of the assets that are used in the regulated utilities business segments of the Company and its subsidiaries is less than 50% of Consolidated Total Assets (as defined in the Note Purchase Agreement) of the Company and its subsidiaries; and (ii) the holder of such Note declares it to be due and payable, which acceleration payment shall occur on the next business day after the 30th day following such notice. The Company may, at its option, prepay the Notes in whole or in part at any time upon payment of a prepayment premium, subject to certain payment amount limitations and notice requirements. The Notes may be accelerated by any holder or holders of Notes affected by the occurrence of payment defaults of the Notes. The Notes may be accelerated by the Required Holders (as defined in the Shelf Agreement) upon certain events of default related to indebtedness and obligations of the Company and other events of default. The Notes are automatically accelerated upon the occurrence of any bankruptcy, insolvency or similar event. The Shelf Agreement includes customary events of default to which the Notes are subject, including payment default on the Notes and certain other indebtedness and obligations of the Company and bankruptcy, insolvency or similar events.

(d)    Covenants: The Shelf Agreement sets forth certain business and financial covenants to which the Company is subject when any Note is outstanding, including covenants that limit or restrict the ability of the Company and its subsidiaries to incur certain indebtedness and to incur certain liens and encumbrances on any of its property.

The Shelf Agreement and the Notes to be issued under the Shelf Agreement are not being filed herewith pursuant to Item 601(b)(4)(v) of Regulation S-K promulgated under the Securities Act of 1933, as amended. The Company agrees to furnish a copy of the Shelf Agreement and the form of the Notes to the Securities and Exchange Commission upon request.

This Form 8-K does not constitute an offer to sell or a solicitation of an offer to buy any Notes. The Notes will not be and have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chesapeake Utilities Corporation

December 22, 2021	By:	/s/ Beth W. Cooper
Beth W. Cooper
Executive Vice President, Chief Financial Officer, and Assistant Corporate Secretary